Exhibit 10.11

SEVERANCE

AGREEMENT

This Agreement (“Agreement”) is made and entered into as of the 25th day of July, 2002 between Western Sierra Bancorp (“Bancorp”), and Gary D. Gall (hereinafter referred to as “Executive”).

WITNESSETH:

WHEREAS, Bancorp desires to provide Executive with severance compensation in the event there is a change in control of Western Sierra National Bank (“Bank”) or the Bancorp, and Executive desires severance compensation in the event there is a change in control of Bank or Bancorp.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.             SEVERANCE PAYMENT

This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Bank or Bancorp.  Notwithstanding the foregoing, in the event proceedings for liquidation of Bank or the Bancorp are commenced by regulatory authorities, this Agreement and all rights and benefits hereunder shall terminate.

In the event of (i) any merger or consolidation involving the Bank, where Bank is (A) not the surviving or resulting corporation (other than a merger or consolidation with another wholly owned subsidiary of the Bancorp) or (B) the surviving corporation and the shareholders of the Bancorp at the time immediately prior to such merger will own less than 50% on a direct or indirect basis of the voting equity interests of the surviving corporation after such merger or consolidation, (ii) any merger or consolidation involving the Bancorp, where the Bancorp is (A) not the surviving or resulting corporation (other than a reorganization where there is no change in the proportionate ownership interests of the shareholders of the Bancorp) or (B) the surviving corporation and the shareholders of the Bancorp at the time immediately prior to such merger will own less than 50% on a direct or indirect basis of the voting equity interests of the surviving corporation after such merger or consolidation, (iii) upon transfer of all or substantially all of the assets of Bank or of the

Bancorp to a third party, or (iv) a sale of the equity securities of Bancorp representing more than 50% of the aggregate voting power of all outstanding equity securities of the Bancorp to any person or entity, or any group of persons and/or entities acting in concert (any of these events shall be referred to as an “Acquisition”), this Agreement shall continue and be in full force and effect.  In the event of an Acquisition, if Executive is not given a new employment agreement that is satisfactory to Executive in Executive’s sole discretion within 15 days prior to the date of consummation of the Acquisition, then the Bancorp shall pay Executive a lump sum amount in cash equal to the product of 24 times the Executive’s monthly base salary at the time immediately prior to the time of consummation of the Acquisition.

Such lump sum payment shall be paid within fifteen (15) days of the date Executive’s determination that new employment agreement is not satisfactory to Executive or just prior to the time of consummation of the Acquisition if no new employment agreement was offered by the resulting corporation at least 15 days prior to time of consummation of the Acquisition.  The lump sum payment shall be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy other than (i) rights under the Executive’s salary continuation agreement (ii) rights, if any, to exercise any of the stock options vested prior to such termination, and (iii) rights pursuant to any existing bonus plan of Bank or Bancorp.

2.             TERM OF AGREEMENT

This Agreement shall be for a term until December 4, 2007 (“Termination Date”).  Such Termination Date may be amended or extended by written agreement of the parties.  This Agreement shall apply to any Acquisition that is (i) consummated prior to the Termination Date provided that Executive is employed by either the Bank or the Bancorp at the date of public announcement of the Acquisition or (ii) consummated at any time within one (1) year after the Termination Date, in the event Executive’s employment is terminated without cause by either the Bank or the Bancorp prior to the Termination Date and the date of such termination (or the date of the last termination if there is more than one termination) is within twelve (12) months prior to the date of consummation of an Acquisition that was announced within six (6) months before or after the date of such Executive’s termination of employment with Bank or Bancorp.

3.             APPLICABLE LAW

This Agreement is made and entered into in the State of California and the laws of the State of California shall govern the validity and interpretation hereof, and the performance of the parties hereto and their respective duties and obligations hereunder, except to the extent that the provisions of federal law are mandatorily applicable.

4.             ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties and it supersedes any and all other agreements, either oral or in writing, between Executive and Bancorp.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.  This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Bancorp and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WESTERN SIERRA BANCORP

By:	/s/ Charles Bacchi
Charles Bacchi

EXECUTIVE

/s/ Gary D. Gall
Gary D. Gall